UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2010
Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA	02062

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 329-4700
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.
The information set forth in Item 5.03 is incorporated herein by reference.
Item 5.03. Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.
On January 27, 2010, the Board of Directors (the “Board”) of Analog Devices, Inc. (“Analog” or the “Company”) amended Analog’s Amended and Restated By-laws to remove the provisions related to board classification in connection with the Board’s decision to opt-out of Section 8.06(b) of Massachusetts General Laws. ch. 156D, effective immediately. On the same day, in connection with this declassification of the Board, and in compliance with Massachusetts law, Messrs. Champy, Doyle, Istel, Novich, Severino, Sicchitano and Stata resigned from the Board and were re-elected to the Board by the remaining Board members. The Board also re-elected these directors to the committees on which they served immediately prior to their resignation. As a result of these actions, the terms of all classes of directors will expire at the 2010 annual meeting and, starting with that meeting, directors will be elected to serve for a one-year term.
Analog’s amended By-laws provide that each director elected will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. Prior to this amendment, the By-laws provided for a classified board with directors elected for staggered three-year terms (Section 2.5, Tenure). The amended By-laws also remove other references to a classified board (Section 2.2, Number and Election) and conform the provision on board vacancies to relevant state law for declassified boards (Section 2.3, Vacancies). The foregoing description of these amendments is qualified in its entirety by reference to the Amended and Restated By-laws attached as Exhibit 3.1 of this Report and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Analog Devices, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2010	ANALOG DEVICES, INC.
	By:	/s/ Margaret K. Seif
Margaret K. Seif
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Analog Devices, Inc.